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                                                                  EXHIBIT 10.25
                           CHANGE IN TERMS AGREEMENT

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Borrower: ORTEL CORPORATION          Lender: First Interstate Bank of California
          2015 West Chestnut Street          San Gabriel Corporate Center
          Alhambra, CA 91803-1542            1000 E. Garvey Ave. South, Ste. 360
                                             West Covina, CA 91790

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Principal Amount: $2,000,000.00            Date of Agreement: September 30, 1995

DESCRIPTION OF EXISTING INDEBTEDNESS. All indebtedness of Borrower under the revolving credit note in the original amount of $1,000,000.00 dated September 26, 1994, maturing on September 30, 1995.

DESCRIPTION OF CHANGE IN TERMS. Effective September 30, 1995, the face amount of the existing indebtedness described above is hereby increased to $2,000,000.00. The maturity date of the existing indebtedness described above is hereby extended to September 30, 1996, when the entire unpaid principal balance, all accrued and unpaid interest, and all other amounts payable thereunder shall be due and payable.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

PRIOR TO SIGNING THIS AGREEMENT, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE AGREEMENT.

BORROWER:

ORTEL CORPORATION

By: /s/ Wim H. J. Selders   3/9/96
    ----------------------------------------------------
    Wim H. J. Selders, President/Chief Executive Officer


LENDER:

First Interstate Bank of California

By:
   -----------------------------------------------------
   Authorized Officer

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                       FIRST AMENDMENT TO LOAN AGREEMENT
                       ---------------------------------

This first Amendment is entered into as of September 30, 1995 between First Interstate Bank of California ("Bank") and Ortel Corporation ("Company").

                                   Recitals
                                   --------

A.   Bank and Company entered into a certain Loan Agreement (including Addendum
     A) dated September 26, 1994 (collectively known as the "Agreement").

B.   Bank and Company desire to amend the Agreement.

                                   Agreement
                                   ---------

1. Addendum A is hereby deleted and replaced in its entirety by this First Amendment to the Loan Agreement.

2.   Paragraph 4.6 (Litigation) is hereby amended to read:

     There are no actions, suits, proceedings or investigations pending or, to the knowledge of Company upon reasonable inquiry, threatened against or affecting Company at law, in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, which would materially impair the company's ability to repay its obligations. Company is not in default of any order, writ, injunction or decree which would materially impair the Company's ability to repay its obligations.

3.   Paragraph 4.8 (Other Agreements) is hereby amended to read:

     Company is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any debenture, note or other evidence of indebtedness of Company or in any indenture or agreement of Company which would materially impair the Company's ability to repay its obligations.

4.   The following is added to Subparagraph 5.1 (A):

     Acceptability of CPA by Bank shall not be unreasonably denied and said certificate shall be defined as an opinion letter with an unqualified opinion and the footnotes to financial statement with any violations disclosed in the footnotes.
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Ortel Corporation                                                         Page 2
First Amendment to Loan Agreement

5.   Paragraph 5.9 (Net Worth) is hereby amended to read:

     Company is to maintain an Effective Tangible Net Worth of Twenty Four Million Dollars ($24,000,000). Effective Tangible Net Worth is defined as net worth plus any subordinated debt less intangibles less due from officers less due from affiliated companies. Company may have no more than two loss quarters per fiscal year, and Company is to remain profitable over the entire fiscal year. Company is to maintain at all times a ratio of Total Liabilities To Effective Tangible Net Worth of no more than 0.50 to 1.00.

6.   Paragraph 6.1 (C) (Encumbrances and Liens) is hereby amended to read:

     Purchase money security interests for property hereafter acquired in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) annually, conditional sale agreements, or other title retention agreements, with respect to property hereafter acquired, provided, however, that no such security interest of agreement shall extend to any property other than such after-acquired property.

7.   Paragraph 6.2 (Borrowings) is hereby amended to read:

     Sell or discount any accounts or evidences of indebtedness or other right to payment of money, nor incur, or have outstanding at any time, any indebtedness for borrowed money except for indebtedness incurred pursuant to this Agreement or other written agreement with Bank, nor incur, directly or indirectly, any other liability or obligation for borrowed money, except for purchase money security interest in assets up to a maximum of Seven Million Five Hundred Thousand Dollars ($7,500,000) as defined in paragraph
     6.1 and new unsecured indebtedness up to Fifteen Million Dollars ($15,000,000).

8. Paragraph 6.4 (Loans, Guarantees, Investments) is hereby amended as follows:

     (c) other investments which in the aggregate during the term of this Agreement do not exceed Seven Million Dollars ($7,000,000).

9.   Paragraph 6.6 (Disposal of Assets) is hereby amended to read:

     Sell, lease, assign, transfer or otherwise dispose of any material part of its property or assets, now owned or hereafter acquired, except obsolete or worn-out property and real estate not used or useful in its business, and except for inventory sold in the ordinary course of business and except for the sale/lease back of a proposed new head office building.

Ortel Corporation
First Amendment to Loan Agreement

10.   Paragraph 6.7 (Payment of Dividends) is hereby amended to read:

      Company will not declare or pay any dividends upon its shares of stock now or hereafter outstanding in excess of 50% of net income during any fiscal year, except dividends payable in the capital stock of Company, or make any distribution of assets to its stockholders as such, whether in cash, property, or securities.

11.   Paragraph 6.8 (Purchase or Retirement of Stock) is hereby amended to read:

      Acquire, purchase, or redeem or retire any share of its capital stock now or hereafter outstanding for value in excess of Fifteen Million Dollars ($15,000,000).

12. Paragraph 6.9 (Limitation on Fixed Assets Expenditures) is hereby amended to read:

      Expend for fixed assets in the fiscal years ending April 30, 1996 and April 30, 1997 in excess of an aggregate of Thirty Million Dollars ($30,000,000) and in excess of any aggregate of Fifteen Million Dollars ($15,000,000) in any fiscal year thereafter.

13. Paragraph 6.10 (Limitations on Leasing), first sentence, is hereby amended to read:

      Lease or become liable as a lessee upon any lease of real or personal property if the aggregate rental payments under all such leases accrued and to accrue shall exceed Seven Million Dollars ($7,000,000) for each fiscal year of Company.

14. Paragraph 6.11 (Default under Other Agreements or Indentures) is hereby amended to read:

      Commit or do, or fail to commit or do, any act or thing which would constitute an event of default under any of the terms or provisions of any other agreement, indenture, contract, document or instrument executed, or to be executed by Company which would materially impair the Company's ability to repay its obligations.

15.   Paragraph 7.1 (Events of Default) is hereby amended as follows:

      7.1(A).  The following is added to this Subparagraph:

Ortel Corporation
First Amendment to Loan Agreement

      Company shall have five (5) business days to cure such default beginning the day the Company obtains knowledge, or should have obtained knowledge, of the default.

      7.1(C). The following is added to this Subparagraph:
      Company shall have thirty (30) days to cure such default beginning the day the Company obtains knowledge, or should have obtained knowledge, of the default.

      7.1(D). The following is added to this Subparagraph:
      Such failure to perform is limited to borrowed funds, leased assets, or purchase money security interest of assets, and such failure to perform entitles the lender to accelerate the credit. Company shall have thirty
      (30) days to cure such default beginning the day the Company obtains knowledge, or should have obtained knowledge, of the default.

      7.1(H). Section (a) is amended to read:
      (a) a period of 30 days

16. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

In Witness Whereof, the parties hereto have executed this Amendment as of the day and year first above written.

FIRST INTERSTATE BANK OF CALIFORNIA     ORTEL CORPORATION

By:    /s/ Jutta Graham                 By:    /s/ Wim H. J. Selders
       --------------------                    --------------------------
Title: Vice President                   Title: President
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                                                   3/12/96